EXHIBIT 10.1
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date by and between SILICON VALLEY BANK (“BANK”), and LENDINGCLUB CORPORATION, a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
Recitals.
A. Borrower is engaged in the business of purchasing and servicing loans made by WebBank to Borrower Members (collectively, the “Borrower Member Loans”, and each, a “Borrower Member Loan”). Upon the making of a Borrower Member Loan, Borrower purchases such Borrower Member Loan pursuant to the Loan Servicing Documents. In order to fund the making and purchase of each Borrower Member Loan, Borrower issues and sells to Lender Members, and such Lender Members purchase from Borrower, Borrower Securities (as defined herein). The Borrower Securities are repaid by Borrower solely from the proceeds of such Borrower Member Loan and otherwise are without recourse to Borrower.
B. Bank, in its capacity as Collection Agent, Gold Hill Venture Lending 03, LP (“Gold Hill”), in its capacity as Administrative Agent, and certain Lenders named therein entered into (i) that certain Loan and Security Agreement dated February 19, 2008 (as amended from time to time, the “Prior Gold Hill Loan Agreement”) pursuant to which Gold Hill made advances to Borrower in the original principal amount of Five Million Dollars ($5,000,000) (the “Existing 2008 Gold Hill Line”), and (ii) that certain Loan and Security Agreement dated May 18, 2009 (as amended from time to time, the “Prior Joint Loan Agreement”) pursuant to which Gold Hill made advances to Borrower in the original principal amount of Two Million Dollars ($2,000,000) (the “Existing 2009 Gold Hill Line”) and Bank made advances to Borrower in the original principal amount of Two Million Dollars ($2,000,000) (the “Existing 2009 Bank Line”). In addition, Bank has entered into that certain Amended and Restated Loan and Security Agreement dated October 7, 2008 (as amended from time to time, the “Prior Bank Loan Agreement”, and together with the Prior Gold Hill Loan Agreement and the Prior Joint Loan Agreement, collectively, the “Prior Loan Agreements”) pursuant to which Bank made advances to Borrower in the aggregate original principal amount of Four Million Dollars ($4,000,000) (the “Existing 2008 Bank Line”, and together with the Existing 2009 Bank Line, the “Bank Line”).
C. Borrower has requested that Bank (i) consent to a Lien on the Secured Member Payment Dependent Note Collateral (as defined herein) in favor of Wells Fargo Bank, National Association, as Collateral Trustee, for the benefit of Lender Members holding Secured Member Payment Dependent Notes (the “Trustee Lien”), and (ii) consolidate the three (3) Prior Loan Agreements into two (2) loan agreements, and Bank has so agreed, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth in this Agreement and the Gold Hill Loan Agreement (as defined herein).

D. In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower hereby amends and restates the Prior Bank Loan Agreement in its entirety and the Prior Joint Loan Agreement with respect to the Existing 2009 Bank Line, and covenants, promises, agrees, represents and warrants, with and for the benefit of Bank, as follows:
1 ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2 LOAN AND TERMS OF PAYMENT
2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.1.1 Bank Line. Borrower represents and warrants to Bank that as of the date of this Agreement, the outstanding principal balance of the Bank Line is $4,208,186.39. Borrower acknowledges and agrees that the provisions of this Agreement and the Loan Documents shall supersede and replace (i) the Prior Joint Loan Agreement with respect to the Existing 2009 Bank Line, (ii) the Prior Bank Loan Agreement in its entirety, and (iii) there is no further availability to borrower under the Bank Line. The advances under the Existing 2009 Bank Line are hereinafter referred to individually, as an “Existing 2009 Bank Line Advance” and collectively as the “Existing 2009 Bank Line Advances”; the advances under the Existing 2008 Bank Line are hereinafter referred to individually, as an “Existing 2008 Bank Line Advance” and collectively as the “Existing 2008 Bank Line Advances”; and the Existing 2009 Bank Line Advances and the Existing 2008 Bank Line Advances are each hereinafter referred to individually, as an “Advance” and collectively as the “Advances”. With respect to each Advance, Borrower has caused WebBank to execute and deliver a listing of the notes payable to Borrower in the amount of the portion of the Eligible Loan financed by such Advance (the “Financed Loan Note”) and each such Financed Loan Note will be stored electronically in the Borrower’s lending account and electronically endorsed by WebBank to Borrower. Upon any Bank’s request, Borrower shall deliver to such Bank evidence satisfactory to such Bank that the Financed Loan Notes for such Bank have been electronically endorsed by WebBank to Borrower. The portion of the Eligible Loan financed by the Advance and evidenced by the Financed Loan Note is a “Financed Loan”. Borrower shall immediately electronically endorse the Financed Loan Note or Financed Loan Notes to Bank using the Standard Assignment Forms.
2.2 Reserved.
2.3 Repayment of Credit Extensions.
(a) Principal and Interest Payments. Borrower shall continue to make equal monthly payments of principal and interest, each in an amount sufficient to fully amortize the amount of each outstanding Advance during the Repayment Period. Notwithstanding the forgoing, all unpaid principal and accrued and unpaid interest is due and payable in full on the Maturity Date. An Advance may only be prepaid in accordance with Sections 2.4, 2.5, and 2.6.

(b) Interest Rate.
(i) Subject to Section 2.3(c), the principal amount outstanding for each Existing 2008 Bank Line Tranche One shall accrue interest at a fixed per annum rate of eight and one-half of one percent (8.50%) which interest shall be payable monthly in accordance with Section 2.3(a) above.
(ii) Subject to Section 2.3(c), the principal amount outstanding for each Existing 2008 Bank Line Tranche Two and Existing 2009 Bank Line Advance shall accrue interest at a fixed per annum rate of ten percent (10%), which interest shall be payable monthly in accordance with Section 2.3(a) above.
(c) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five (5) percentage points above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Operating Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
(f) Payments. Unless otherwise provided, interest is payable monthly on the first (1st) calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.
2.4 Permitted Prepayment of Advances. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of each Advance, provided Borrower (a) delivers written notice to Bank of its election to prepay such Advance at least thirty (30) days prior to such prepayment, and (b) pays, on the date of such prepayment (i) all outstanding principal plus accrued and unpaid interest for such Advance, (ii) the Final Payment for such Advance, and (iii) all other sums, if any, that shall have become due and payable for such Advance, including interest at the Default Rate with respect to any past due amounts.
2.5 Mandatory Prepayment Upon an Acceleration. If the Advances are accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued interest, (ii) the Final Payment, plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.6 Mandatory Prepayment Upon Prepayment of Eligible Loans. Upon the request of Bank, Borrower shall pay to Bank the aggregate amount of Financed Loans which were repaid or Charged-off, in whole or in part, during such fiscal quarter.
2.7 Fees. Borrower shall pay to Bank:
(a) Final Payment. On the earliest of (i) the Maturity Date, (ii) the termination of the Bank Line or (iii) the prepayment of the Advances, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date, an amount equal to the Final Payment.
(b) Bank’s Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses for documentation and negotiation of this Agreement, incurred through and after the Effective Date, when due.
2.8 Additional Costs. If any law or regulation increases any Bank’s costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before one hundred eighty (180) days prior to the date Bank notifies Borrower of such increased costs. Bank agrees that they shall allocate any increased costs among their customers similarly affected in good faith and in a manner consistent with Bank’s customary practice.
3 RESERVED.
4 CREATION OF SECURITY INTEREST
(a) Borrower hereby grants to Bank, to secure the payment and performance in full of all of the Obligations a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein shall be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have priority to Bank, and Bank’s Liens as permitted under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
(b) Borrower hereby assigns, pledges, delivers, and transfers to Bank, a continuing first priority security interest in and against all right, title and interest of the following, whether now or hereafter existing or acquired by Borrower:
(i) any and all Pledged CD now or hereafter issued from time to time to Borrower by Bank in accordance with Section 6.8, including without and general intangibles arising therefrom or relating thereto; and all documents, instruments and agreements evidencing the same; and all extensions, renewals, modifications and replacements of the foregoing; and any interest or other amounts payable in connection therewith.

(ii) all proceeds of the foregoing (including whatever is receivable or received when any and all Pledged CD or proceeds is invested, sold, collected, exchanged, returned, substituted or otherwise disposed of, whether such disposition is voluntary or involuntary, including rights to payment and return premiums and insurance proceeds under insurance with respect to any Pledged CD, and all rights to payment with respect to any cause of action affecting or relating to the Pledged CD); and
(iii) all renewals, replacements and substitutions of items of any Pledged CD.
If this Agreement is terminated, Bank’s Liens in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. The parties to this Agreement do not intend that Borrower’s delivery of any Pledged CD to Bank as herein provided will constitute an advance payment of any Obligations or liquidated damages, nor do the parties intend that any Pledged CD increase the dollar amount of the Obligations.
4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.
5 REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Bank as follows:
5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.
5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the Clearing Account, the Trust Account, the Borrower Account, the Investor Account, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Eligible Loans are bona fide, existing obligations of the Loan Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Bank notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion. Upon any Transfer permitted under Section 7.1(e) hereof prior to an Event of Default, Bank’s Lien in such assets shall be released without any further act of Bank or Borrower. Bank shall take all actions reasonably requested by Borrower, at Borrower’s expense, to evidence such release.
Bank and Borrower hereby acknowledge and agree that, notwithstanding anything set forth to the contrary herein, (a) the Collateral shall include all amounts deposited into the Clearing Account, to the extent that such amounts are proceeds of Financed Loans, and (b) the first priority security interest granted by Borrower to Bank pursuant to the Loan Agreement shall at all times remain in full force and effect with respect to all proceeds of, and any other amounts received in connection with, all Financed Loans regardless of the locations of such proceeds and amounts, including, without limitation, any such proceeds and amounts deposited into the Clearing Account.
5.3 Financed Loans. Borrower represents and warrants for each Financed Loan and each Pledged Investor Loan:
(a) Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Loan and/or Pledged Investor Loan;
(b) The amount of such Financed Loan and/or Pledged Investor Loan is not disputed;

(c) Such Financed Loan and/or Pledged Investor Loan is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any Liens, security interests and encumbrances other than Permitted Liens;
(d) The Financed Loan Note and/or Pledged Investor Note is in Borrower’s possession and has not been transferred to any third party;
(e) Borrower reasonably believes no Loan Debtor is insolvent or subject to any Insolvency Proceedings;
(f) No Borrower Member Loan is the subject of an Insolvency Proceeding and Borrower does not anticipate any filing; and
(g) Bank has the right to endorse and/or require Borrower to endorse all Financed Loan Notes and Pledged Investor Notes.
5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Fifty Thousand Dollars ($50,000).
5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
5.7 Regulatory Compliance.
(a) Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

(b) In originating and/or servicing each Eligible Loan, Borrower has complied in all material respects with all applicable federal, state and local laws, including without limitation, securities, usury, truth-in-lending, equal credit opportunity, fair credit reporting, licensing or other similar laws. Borrower has made commercially reasonable efforts to authenticate the identity of each Loan Debtor and to verify information provided by the Loan Debtor in connection with each Eligible Loan. Based on such authentication and verification, Borrower represents and warrants to the best of its knowledge that (i) each Loan Debtor had full legal capacity to execute and deliver all loan documents evidencing the Eligible Loan made to such Loan Debtor and (ii) each loan document evidencing each Eligible Loan is the legal, valid and binding obligation of the applicable Loan Debtor and is enforceable in accordance with its terms.
5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to finance Borrower Member Loans assigned to Borrower in the ordinary course of business of WebBank and Borrower, and not for working capital purposes or for personal, family, household or agricultural purposes.
5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6 AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
6.1 Government Compliance.
(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with (a) all Bank Secrecy Act and Anti-Money Laundering laws, regulations and requirements imposed by the Office of Foreign Assets Control (OFAC), and (b) all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.
(b) Obtain and maintain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party, the grant of a security interest to Bank in all of its property, the performance by Borrower of its obligations under the Loan Servicing Documents, and the conduct of Borrower’s operations including without limitation in any jurisdiction in which it purchases and/or sells Borrower Member Loans. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
6.2 Financial Statements, Reports, Certificates.
(a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Fifty Thousand Dollars ($50,000) or more; (vi)  within thirty (30) days after the last day of Borrower’s fiscal year, copies of all annual financial projections commensurate in form and substance with those provided to Borrower’s venture capital investors; (vii) budgets, sales projections, operating plans and other financial information reasonably requested by Bank; (viii) copies of all Bank Secrecy Act/Anti-Money Laundering (BSA/AML) internal and independent testing reports as requested by Bank in its reasonable discretion; and (ix) promptly, copies of any communications with the Securities and Exchange Commission which relate to the status of Borrower Member Loans as “securities” under federal law.

(b) Upon Bank’s request, deliver to Bank a detailed accounting of the current balances of the Clearing Account, Trust Account, and the Borrower Account.
(c) Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the Minimum Collateral Value Ratio set forth in this Agreement on a quarterly basis (or monthly basis if requested by Bank).
(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless a Default or an Event of Default has occurred and is continuing.
(e) Upon Bank’s request, deliver to Bank a copy of the final, signed loan documents evidencing Eligible Loans, including without limitation the Financed Loan Notes, and assignments of such Eligible Loans by WebBank to Borrower;
(f) Upon Bank’s request, deliver to Bank, a schedule of all Eligible Loans financed with the Advances, in form and substance acceptable to Bank, including, without limitation, the loan amounts, the loan numbers and the names of the borrowers and the Lender Members participating in such loans.
6.3 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.4 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing the Bank, as an additional lender loss payee and waive subrogation against Bank, and all liability policies shall show Bank, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give the Bank at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At the Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.

6.5 Operating Accounts.
(a) Except as set forth is in this Section 6.5(a), maintain all of its primary operating and investment accounts, including, without limitation, the Operating Account, with Bank and Bank’s Affiliates. All collections on Borrower Member Loans shall be managed through the Clearing Account, which Clearing Account shall be free of any Liens. Notwithstanding the foregoing, Borrower may in the ordinary course of business maintain at Wells Fargo Bank, N.A. (i) the Trust Account in trust for Lender Members; (ii) the Borrower Account solely to process incidental amounts for Borrower Members, provided that the balance of the Borrower Account shall not at any time exceed $5,000; and (iii) the Investor Account solely to process amounts collected on Borrower Member Loans financed by any Investor Credit Facility.
(b) For each Collateral Account that Borrower maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at, or with which, any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Liens in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower.
6.6 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
6.7 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.8 Value of Pledged CDs; Mininum Collateral Value Ratio.
(a) Maintain at all times Pledged CDs with a Value of not less than the Minimum CD Value. All Pledged CDs shall constitute part of the Collateral from and after the date of issuance by Bank.
(b) Maintain at all times, to be tested as of the last day of each calendar quarter (or at the end of each calendar month if requested by Bank), a Minimum Collateral Value Ratio of not less than 1:05:1.00. In the event that the Minimum Collateral Value Ratio at any time is less than 1:05:1.00, Borrower shall immediately either (i) provide Bank with additional Pledged CDs with a Value sufficient to eliminate any such deficiency or (ii) deliver electronic endorsements to Bank, with respect to Pledged Investor Notes in the aggregate principal amount necessary to cause the Minimum Collateral Value Ratio to be equal to or greater than 1.05 to1.00, together with evidence satisfactory to Bank that Norwest Venture Partners X, LP and Canaan VII L.P. have endorsed such Pledged Investor Notes to Borrower.

6.9 Right to Invest. Grant to Bank or its Affiliates a right (but not an obligation) for Bank to purchase an aggregate amount of up to Five Hundred Thousand Dollars ($500,000) in Borrower’s Subsequent Financing on the same terms, conditions and pricing offered to its investors (the “Subsequent Financing Investment”). Borrower shall give Bank at least thirty (30) days prior written notice of the Subsequent Financing containing the terms, conditions and pricing of the Subsequent Financing delivered to Bank’s address set forth in Section 10 hereof. The right granted hereunder shall survive the termination of this Agreement.
6.10 Clearing Account; Lockbox; Collections. Prior to the occurrence and continuance of an Event of Default, Borrower shall have the right to collect all payments and other amounts received in connection with Borrower Member Loans (“Loan Collections”); provided, however, that Borrower shall have the right to collect all payments and other amounts received in connection with Borrower Member Loans which are not Financed Loans without regard to whether an Event of Default has occurred and is continuing. Upon receipt by Borrower of any Loan Collections, Borrower shall immediately deposit such Loan Collections into the Clearing Account (or shall receive such payments and other amounts directly into the Clearing Account) and deliver to Bank a detailed breakdown of such Loan Collections showing the interests of Bank in such Loan Collections. Borrower shall, within four (4) days of such time as Loan Collections are deposited into the Clearing Account, distribute such Loan Collections as follows:
(a) With respect to any Loan Collections received in connection with a Financed Loan, (i) when directed by Bank, into a lockbox account that Bank controls (the “Lockbox Account”) and (ii) at all other times, into the Operating Account. Provided no Event of Default exists, Borrower shall transfer all amounts deposited into the Lockbox Account from the Lockbox Account to the Operating Account within one (1) Business Day of receipt in the Lockbox Account. All Financed Loans and the proceeds thereof are Collateral and immediately upon the occurrence of an Event of Default, Bank may without notice apply all Loan Collections from Financed Loans and other proceeds of such Financed Loans and the balance of the Lockbox Account to the Obligations. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein.
(b) With respect to any Loan Collections received in connection with Borrower Member Loans which are not Financed Loans and which are not financed by the Investor Credit Facility, into the Trust Account.
(c) With respect to any Loan Collections received in connection with Eligible Loans financed by the Investor Credit Facility, into the Investor Account.
(d) With respect to any amounts received in connection with Borrower Member Loans attributable to Borrower’s service or collection charges, into the Operating Account.
Notwithstanding the foregoing provisions of this Section 6.9, Borrower shall immediately upon receipt deposit amounts due to Borrower for origination fees charged by Borrower for Borrower Member Loans into the Operating Account (or shall receive such payments and other amounts directly into the Operating Account).

6.11 Control of Financed Loans. Borrower shall create and store a single authoritative copy of each Financed Loan Note which authoritative copy shall (a) identify Borrower as the assignee of such note or notes, and (b) be unique, identifiable and unalterable except to the extent that (i) copies or revisions that add or change an identified assignee of such authoritative copy can only be made with the participation of Borrower, (ii) each copy of the authoritative copy is readily identifiable as a copy that is not the authoritative copy, and (iii) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
6.12 Portfolio Financial Servicing Company Contract. Within thirty (30) days after the Effective Date, Borrower shall make commercially reasonable efforts to deliver to Bank a duly executed amendment to the Portfolio Financial Servicing Company Contract by and between Borrower and Portfolio Financial Servicing Company in form and substance satisfactory to Bank in their reasonable discretion and granting Bank third party beneficiary rights under the Portfolio Financial Servicing Company Contract with respect to servicing of the Financed Loans on terms acceptable to Bank in their reasonable discretion.
6.13 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Liens in the Collateral, or to effect the purposes of this Agreement.
7 NEGATIVE COVENANTS
Borrower shall not do any of the following without the Bank’s prior written consent:
7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory and cash to trade creditors, both in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (e) Transfers in the ordinary course of business of any Borrower Member Loans which are not Financed Loans; and (f) Transfers of amounts received in connection with Borrower Member Loans which are not Financed Loans in accordance with Section 6.9(b) of this Agreement; and (g) issuance and sale of Borrower Securities.
7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change of management in which any Key Person ceases to hold such offices with Borrower or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty-nine percent (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5(b) hereof.
7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or any federal or state securities laws, or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
7.11 Possession of Loan Documents. Borrower shall maintain possession of all electronic loan documents evidencing Financed Loans, including without limitation the Financed Loan Notes (electronically endorsed to Bank), and shall not transfer such loan documents to any Person. Bank acknowledges that Borrower will issue Borrower Securities to Lender Members.
7.12 Modification of Standard Forms and Loan Documents. Borrower shall not make any modifications or alterations to the Standard Assignment Forms, Standard Loan Forms, Loan Servicing Documents, or any loan documents evidencing Financed Loans, including without limitation the Financed Loan Notes, except for modifications and alterations that are agreed to by Bank in writing.
7.13 Modification of Portfolio Financial Servicing Company Contract. Borrower shall not make any modifications or alterations to the Portfolio Financial Servicing Company Contract without the prior written consent of Bank.
8 EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.
(a) Borrower fails or neglects to perform any obligation in Section 6 or violates any covenant in Section 7; or
(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
8.3 Material Adverse Change. A Material Adverse Change occurs;
8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Affiliate of Bank; (c) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; or (d) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under clauses (a) through (d) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period;
8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could have a material adverse effect on Borrower’s business;
8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or
8.10 Governmental Approvals. Any Governmental Approval held by Borrower on the Effective Date or thereafter shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction. Any Governmental Authority, including, without limitation, the Securities and Exchange Commission, renders any order, writ, judgment, injunction, decree, or determination with respect to Borrower or any of its Subsidiaries, that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
8.11 Cross-Default with Gold Hill Loan Agreement. An Event of Default occurs under the Gold Hill Loan Agreement.
8.12 Cross-Default with Loan Servicing Documents. Borrower commits a breach of any material obligations under the Loan Servicing Documents, or the Loan Servicing Documents are terminated.
9 BANK’S RIGHTS AND REMEDIES
9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsement for deposit;
(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank for benefit of Bank;
(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(h) demand and receive possession of Borrower’s Books; and
(i) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any (i) checks or other forms of payment or security, including without limitation, forms of payment received in connection with Financed Loans and (ii) notes or other negotiable instruments issued or assigned to Borrower in connection with Financed Loans, including without limitation, the Financed Loan Notes; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank on behalf of Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5 Bank Expenses. Any amounts paid by Bank as provided herein are Bank Expenses and are immediately due and payable and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or a waiver of any Event of Default.
9.6 Bank Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.7 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
10 NOTICES
All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. A party may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	LendingClub Corporation
440 North Wolfe Road
Sunnyvale, California 94085
Attn: Renaud Laplanche, President
Fax: (408) 716-3092
Email: rlaplanche@lendingclub.com

If to Bank:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, California 95054
Attn: Vera Shokina, Relationship Manager
Fax: (408) 654-5517
Email: vshokina@svb.com

with a copy to:	Troutman Sanders LLP
1660 International Drive
Suite 600
McLean, Virginia 22102
Attn: Richard Pollak, Esq.
Fax: (703) 448-6511
Email: richard.pollak@troutmansanders.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS
12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents or any related agreement, including, without limitation, an assignment to any Affiliate or related party.
12.2 Indemnification. Borrower agrees to indemnify, defend and holds Bank and its respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses, Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
12.3 Right of Set-Off. Borrower and any guarantor hereby grant to Bank, a lien, security interest and right of set-off as security for all Obligations to Bank, hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) as required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13 DEFINITIONS
13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Advance” or “Advances” is defined in Section 2.1.1.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Advance Rate” means eighty percent (80%); provided, however, that Bank may decrease the foregoing percentage in the case of a Material Adverse Change.
“Agreement” is defined in the preamble hereof.
“Available Cash” means the Available Cash in Bank’s accounts as stated in the Account at a Glance monthly statement with respect to Borrower’s platform as provided to Bank on a monthly basis in the form consistent with the monthly statements with respect to Borrower’s platform delivered to Bank on or before the Effective Date.
“Bank” is defined in the preamble hereof.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
“Borrower” is defined in the preamble hereof.
“Borrower Account” is Borrower’s account number 4121529796, maintained with Wells Fargo Bank, N.A.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrower Member” means a registered member on Borrower’s website who has borrowed money from WebBank through Borrower’s platform.

“Borrower Member Loan” means a loan originated by WebBank to a Borrower Member through Borrower’s platform.
“Borrower Member Loan Agreements” means an electronic loan agreement evidencing a Borrower Member Loan to the extent such Borrower Member Loan is financed through the sale of Borrower Securities to Lender Members and not by Advances.
“Borrower Member Note” means an electronic promissory note evidencing a Borrower Member Loan to the extent such Borrower Member Loan is financed through the sale of Borrower Securities to Lender Members and not by Advances.
“Borrower Securities” means Member Payment Dependent Notes and Secured Member Payment Dependent Notes issued by Borrower as described in Borrower’s Form S-1 Registration Statement dated October 13, 2008, as amended and supplemented from time to time.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) certificates of deposit with Bank maturing no more than one (1) year after issue.
“Charge-off” shall mean any Financed Loan that is more than one hundred twenty (120) days past due, or is in default, or which under standard procedures in Borrower’s industry should be characterized as a “charge-off” by Borrower in its records for any other reason, and shall include any Financed Loan with respect to which Bank has knowledge that such Financed Loan will likely be characterized as a Charge-off with the passage of time.
“Clearing Account” is Borrower’s account number 4121753776, maintained with Wells Fargo Bank, N.A.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit B.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, but shall not include the Clearing Account, the Trust Account, the Borrower Account, or the Investor Account.
“Commodity Account” is any “commodity account” as defined in the Code.
“Communication” is defined in Section 10.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or a Pledged CD or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Pledged CD, Securities Account, or Commodity Account.
“Credit Extension” is any Advance or any other extension of credit by Bank for Borrower’s benefit.
“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” is defined in Section 2.3(c).
“Deposit Account” is any “deposit account” as defined in the Code.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Eligible Loans” means each Borrower Member Loan (a) evidenced by loan documents, including without limitation a note, borrower agreement, and loan agreement, which loan documents (i) are in form and substance substantially identical to the Standard Loan Forms attached hereto and (ii) constitute the legal, valid and binding obligation of the applicable Person, and (b) for which Borrower has arranged funding from at least ten (10) Lender Members through the sale of Borrower Securities associated with the Borrower Member Loan in an amount equal to at least twenty percent (20%) of the principal amount of such Borrower Member Loan, and (ii) pledges to Bank, Borrower’s interest in the promissory note evidencing the portion of the Borrower Member Loan financed through an Advance.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Existing 2008 Bank Line Tranche One Advances” means all Existing 2008 Bank Line Advances made on or before January 31, 2008 including without limitation all Existing 2008 Bank Line Advances made in 2007.
“Existing 2008 Bank Line Tranche Two Advances” means all Existing 2008 Bank Line Advances made after January 31, 2008.
“Final Payment” is an amount equal to (a) one and fifteen hundredths of one percent (1.15%) multiplied by the aggregate Loan Amount of all Existing 2008 Bank Line Tranche One Advances, and (b) one percent (1%) multiplied by the aggregate Loan Amount of all Existing 2008 Bank Line Tranche Two Advances and all Existing 2009 Bank Line Advances.
“Financed Loan” has the meaning set forth in Section 2.1.1.
“Financed Loan Note” has the meaning set forth in Section 2.1.1.
“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Gold Hill Loan Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of even date herewith by and among Gold Hill as Administrative Agent and Lender, Bank as Collection Agent, and Borrower, as the same may be amended, restated, or otherwise modified from time to time.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intercreditor Agreement” means any duly executed intercreditor agreement between any Investor and Bank.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investor” means a creditor of Borrower that has signed an Intercreditor Agreement and received a secured promissory note from Borrower.
“Investor Account” is Borrower’s account number 4121713937, maintained with Wells Fargo Bank, N.A.
“Investor Collateral” has the meaning set forth in an Intercreditor Agreement.
“Investor Credit Facility” means any Subordinated Debt facility under which lenders other than Bank advance funds to Borrower.
“Key Person” is any of Borrower’s President and Chief Executive Officer, and Chief Operating Officer, who are, as of the Effective Date, Renaud Laplanche and John Donovan, respectively.
“Lender Member” means a registered member on Borrower’s website who has funded a portion of one or more designated Borrower Member Loans by purchasing Borrower’s securities offered through Borrower’s platform.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Amount” in respect of each Advance is the original principal amount of such Advance.
“Loan Collections” has the meaning set forth in Section 6.9.
“Loan Debtors” means each Person obligated to make payments to WebBank in connection with an Eligible Loan.
“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificate, any pledge agreements with respect to Pledged CDs, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
“Loan Servicing Documents” means the Loan Account Program Agreement dated December 10, 2007, and the Loan Sale Agreement dated December 10, 2007, between Borrower and WebBank, as amended or updated, both attached hereto as Exhibit I.
“Lockbox Account” is defined in Section 6.10 hereof.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is, for each Credit Extension, the last day of the Repayment Period for such Credit Extension.
“Member Payment Dependent Notes” means Borrower Securities not secured by Secured Member Payment Dependent Note Collateral.
“Minimum CD Value” means an aggregate principal amount equal to Three Hundred Thousand Dollars ($300,000).
“Minimum Collateral Value Ratio” means as of the date of measurement, the ratio of (a) the sum of (i) the Value of the Pledged CDs plus (ii) the outstanding principal balance of Financed Loans and Pledged Investor Loans that meet all of the representations and warranties in Section 5.3 hereof, plus (iii) Net Cash, divided by (b) the outstanding Obligations.
“Net Cash” means, (a) from the Effective Date through October 30, 2009, the aggregate Available Cash on the last day of each calendar month, and (b) from and after October 31, 2009, the lesser of (i) $99,000 or (ii) the aggregate Available Cash on the last day of each calendar month.
“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.
“Operating Account” is Borrower’s account number 3300584473 with Bank.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Payment/Advance Form” is that certain form attached hereto as Exhibit C.
“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:
(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
(c) Subordinated Debt;
(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f) Indebtedness secured by Permitted Liens;
(g) Indebtedness not to exceed a principal amount of $5,104,224.99in favor of Gold Hill under the Gold Hill Loan Agreement;
(h) Indebtedness to Lender Members consisting of the issuance of Borrower Securities, provided that such Indebtedness is unsecured or secured only to the extent provided in clause (m) of the definition of “Permitted Liens”, and further provided that the recourse of Lender Members with respect to Borrower on account of such Indebtedness is limited solely to the extent of amounts actually received by Borrower in connection with Borrower Member Loans which are not Financed Loans and, in the case of Secured Member Payment Dependent Notes only, to the Secured Member Payment Dependent Note Collateral; and
(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a) Investments shown on the Perfection Certificate and existing on the Effective Date;
(b) Cash Equivalents;
(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;
(e) Investments accepted in connection with Transfers permitted by Section 7.1;
(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;
(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary; and
(j) Borrower Member Loans.
“Permitted Liens” are:
(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Fifty Thousand Dollars ($50,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
(h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;
(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such securities accounts;
(k) Liens in favor of Bank to secure the Indebtedness owed to Bank under the Gold Hill Loan Agreement;
(l) Interests of Lender Members and Borrower Members in proceeds of the Trust Account, the Clearing Account, and the Borrower Account, and interests of Bank under the Investor Credit Facility in proceeds of the Investor Account and in Borrower Member Loans financed by the Investor Credit Facility and proceeds thereof provided that (i) all such interests of Lender Members, Borrower Members and Bank under the Investor Credit Facility are limited solely to amounts received by Borrower in connection with such Borrower Member Loans; (ii) the Lender Members, Borrower Members and Bank under the Investor Credit Facility do not have any Liens on the Trust Account, the Clearing Account, the Borrower Account, or the Investor Account; and (iii) except with respect to Investor Collateral pursuant to the Intercreditor Agreement, the interests of all Bank under the Investor Credit Facility are subordinated in lien and payment priority to the interest of Bank; and
(m) Liens on, and limited to, the Secured Member Payment Dependent Note Collateral in favor of Wells Fargo Bank, National Association, as Collateral Trustee, for the benefit of Lender Members holding Secured Member Payment Dependent Notes.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pledged CD” shall mean each certificate of deposit now or hereafter issued by Bank to Borrower which are pledged pursuant to this Agreement to secure the Obligations, including, without limitation, the certificate of deposit number 8800061119 secured by a Lien in favor of Bank and the certificate of deposit number 8800063496 issued to Borrower by Bank which is secured by a Lien in favor of Bank, and any future replacements, substitutions or renewals of any of the foregoing.
“Pledged Investor Loans” means Borrower Member Loans previously financed by Norwest Venture Partners X, LP and Canaan VII L.P.

“Pledged Investor Notes” means notes payable by Borrower Members to Borrower securing the Pledged Investor Loans.
“Portfolio Financial Servicing Company Contract” means the Backup and Successor Servicing Contract between Borrower and Portfolio Financial Servicing Company dated September 15, 2008 as amended from time to time.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Repayment Period” is a period of time equal to thirty-six (36) consecutive months commencing on the first (1st) Business Day of the first (1st) month following each Funding Date.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and Controller of Borrower.
“Secured Member Payment Dependent Notes” means Borrower Securities secured by Secured Member Payment Dependent Note Collateral.
“Secured Member Payment Dependent Note Collateral” means all right, title and interest of Borrower in the Borrower Member Loan Agreements and Borrower Member Notes, or portions thereof, financed with the proceeds of the issuance of Secured Member Payment Dependent Notes, and all cash proceeds thereof.
“Securities Account” is any “securities account” as defined in the Code.
“Standard Assignment Forms” means the form of assignment or endorsement attached hereto as Exhibit G, with no modifications or alterations to such terms except such modifications and alterations that are agreed to by Bank in writing.
“Standard Loan Forms” means the form of promissory note, loan agreement, borrower agreement, note purchase agreement and declaration of trust attached hereto as Exhibit H, with no modifications or alterations to such terms except such modifications and alterations that are agreed to by Bank in writing.
“Subsequent Financing” means the first round of private equity financing following the Effective Date in which the Borrower receives, in the aggregate, at least Two Million Dollars ($2,000,000.00) of net proceeds excluding any bridge debt financing except to the extent actually converted to equity in Borrower.
“Subsequent Financing Investment” has the meaning set forth in Section 6.9.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.
“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s debt to Bank (pursuant to a subordination, intercreditor, or other similar agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.
“Transfer” is defined in Section 7.1.
“Trust Account” is Borrower’s account number 4121689061, maintained with Wells Fargo Bank, N.A. in trust for Lender Members.
“Value” shall mean with respect to any Pledged CD on any date, a dollar value at the face amount thereof.
“Warrants” means each Warrant to Purchase Stock executed by Borrower in favor of Bank, including without limitation, those Warrants to Purchase Stock in favor of Bank dated October 29, 2007, October 7, 2008 and May 18, 2009.
“WebBank” means WebBank, a Utah-chartered industrial bank, and its successors and assigns.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER: LENDINGCLUB CORPORATION
By:	/s/ Renaud Laplanche
	Name:	Renaud Laplanche
	Title:	CEO

BANK: SILICON VALLEY BANK
By:	/s/ Vera Shokina
	Name:	Vera Shokina
	Title:	Relationship Manager

Effective Date as of August 3, 2009.
[Signature Page to 2nd Amended and Restated SVB Loan and Security Agreement]

EXHIBIT A
Reserved.

Exhibit A Page 1

EXHIBIT B
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights, including without limitation, rights under the Portfolio Financial Servicing Company Contract, or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all Pledged CDs, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.
Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.
In addition, notwithstanding the foregoing, the Collateral does not include (a) any Borrower Member Note, (b) the Clearing Account, (c) the Trust Account, (d) the Borrower Account, (e) any Borrower Securities, (f) any Secured Member Payment Dependent Note Collateral or (g) proceeds of any of the foregoing items (a), (b), (c), (d), (e) or (f) except to the extent that they are proceeds of Financed Loans or otherwise deposited in a Collateral Account (which amounts shall at all times be part of the Collateral).

Exhibit B Page 1

EXHIBIT C

Loan Payment/Advance Request Form

Deadline for same day processing is Noon P.S.T.

Fax To:	Date:

LOAN PAYMENT:
LENDINGCLUB CORPORATION

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

Print Name/Title:

Loan Advance:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $
All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number	:

Print Name/Title:

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.): (For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

Exhibit C Page 1

EXHIBIT D
[RESERVED]

Exhibit D Page 1

EXHIBIT E
COMPLIANCE CERTIFICATE
Reporting Period Ending

TO: FROM:	SILICON VALLEY BANK LENDINGCLUB CORPORATION	Date:
The undersigned authorized officer of LENDINGCLUB CORPORATION (“Borrower”) certifies that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank, (the “Agreement”), (1) Borrower is in complete compliance for the period ending as of the date above with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Annual financial projections	FYE within 30 days	Yes No
BSA/AML internal and independent testing reports	Time to time as requested by Bank in itsreasonable discretion	Yes No

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis per Section 6.8(b) (or monthly if requested by Bank):
Minimum Collateral Value Ratio	1:05:1.0	:1.0	Yes No
The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

LendingClub Corporation	BANK USE ONLY

By:	Received by:

Name:	Date:

Title:	Verified:

Date:

Compliance Status: Yes No

Exhibit E Page 1

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Reporting Period Ending:
In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
I. Minimum Collateral Value Ratio (Section 6.8) to be tested as of the last day of each calendar quarter (or at the end of each calendar month if requested by Bank)
Required: 1.05:1.00
Actual:

A. A. Value of all CDs pledged to SVB	$

B. B. Outstanding principal balance of Financed Loans and Pledged Investor Loans	$

C. (i) through October 30, 2009, the aggregate Available Cash in Bank’s accounts, and (ii) from and after October 31, 2009, the lesser of (a) $99,000 or (b) the aggregate Available Cash in Bank’s accounts
$

D. The sum of lines A and B and C	$

C. E. Outstanding balance owing to SVB	$

D. F. Minimum Collateral Value Ratio (Line D divided by line E )	$
Is line F equal to or greater than 1.05:1:00?

No, not in compliance	Yes, in compliance

Exhibit E Page 3

Exhibit F
[Reserved]

Exhibit F Page 1

Exhibit G
Standard Assignment Forms
[see attached]

Exhibit G Page 1

Exhibit H
Standard Loan Forms
[see attached]

Exhibit H

Exhibit I
Loan Servicing Documents
[see attached]

Exhibit I